EXHIBIT 5.1






                                                   May 21, 1998


Corus Bankshares, Inc.
3959 N. Lincoln Avenue
Chicago, Illinois  60613

         Re:      Registration Statement on Form S-8

Gentlemen:

         We are acting as counsel to Corus Bankshares, Inc. (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to up to 100,000 shares of the Company's common stock, $0.05 par value (the "Common Stock"). The Common Stock is issuable under the Corus Bank, N.A. Bonus Program for Commercial Loan Officers (the "Plan"). The opinion set forth below relates only to the Common Stock covered by the Registration Statement.

         In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Articles of Incorporation, as amended, the By-Laws of the Company and the Plan, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. In making such examination, we have assumed as true, without independent review or verification, facts certified to us by certain executive officers of the Company and by public officials.

         Based on the foregoing, we are of the opinion that the 100,000 shares of Common Stock when issued by the Company in accordance with the Plan will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

         We hereby consent to the use of this opinion in connection with the Registration Statement and to references to our firm therein.

                                           Sincerely yours,


                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ